Exhibit 99.1

Atlas Financial Holdings Announces Unaudited Second Quarter 2022 Financial Results

Conference Call Scheduled for Friday, August 12, 2022 at 8:30 a.m. ET

Chicago, Illinois (August 12, 2022) - Atlas Financial Holdings, Inc. (OTC: AFHIF) (“we,” “us,” “our,” “Atlas” or the “Company”), a specialty insurance business with a niche market focus on the “light” commercial automobile sector, reported today its unaudited financial results for the second quarter ended June 30, 2022.

Scott D. Wollney, Atlas’ President and Chief Executive Officer, said, “Our second quarter 2022 results reflect continuing recovery seen in our target markets and ongoing cost control initiatives undertaken due to the impact of the COVID-19 pandemic on our business. Increased demand for rides and a related improvement in driver supply resulted in more vehicles being deployed in our target markets during the quarter. While these increases may have been tempered by continued high gas prices and availability of vehicles, we remain encouraged by a record number of monthly application counts since the COVID-19 pandemic impact. Commissions related to go-forward lines of business increased by more than 100% as compared to the same quarter last year.”

Second Quarter 2022 Financial Performance Summary (all comparisons to Q2 2021)
•Commission income from go-forward taxi, livery and business auto production increased 101.6% to $635,000;
◦Including legacy business the Company no longer writes, commission income decreased 64.3% to $639,000.
•Total revenue decreased 19.4% to $1.0 million for the three months ended June 30, 2022.
•AGMI operating expenses, as a component of overall other underwriting expenses, decreased 25% to $2.5 million.
•Loss from operating activities was $4.6 million compared to a loss from operating activities of $2.9 million.
•Net loss from continuing operations was $5.0 million, or $0.29 per common share diluted, in second quarter 2022 compared to net income from continuing operations of $660,000, or $0.06 earnings per common share diluted, in the same period last year.
•Net income from discontinued operations was $0, or $0.00 earnings per common share diluted, in second quarter 2022 compared to net loss from discontinued operations of $1,000, or $0.00 earnings per common share diluted, in the same period last year.

Mr. Wollney continued, “We expect our operating loss to return to profitability as we continue to work towards positive cash flow from our managing agency operations. During the quarter, salaries and benefits were 14% lower than the same quarter last year and other agency related expenses were 47% lower. We have diligently maintained our valuable infrastructure that the exceptional team at Atlas has cultivated over many years and continue to position our business for successful growth.”

Revenue
As an MGA, our commission and fee income is derived from policies and premium produced on behalf of insurance carrier partners. We earn commission for the sale of first year and renewal policies from our insurance carrier partners, which are presented in our condensed consolidated statements of operations as commission income.

Commission income for the three months ended June 30, 2022 totaled $639,000 compared to $1.8 million for the three months ended June 30, 2021. The decrease in commission income from the prior year period was largely

Exhibit 99.1
due to the liquidation of Global Liberty, the fact that the Company is no longer generating commission income on paratransit business following the sale of renewal rights in November 2021. This was partially offset by increased premium production in our ongoing programs. Commissions from our core taxi, livery/limo and full-time TNC segments grew 101.6% year over year. Our expectation is that growth related to our go-forward target markets will exceed the reductions related to non-strategic historic revenue reductions.

Atlas recorded other income of $360,000 and $925,000 for the three months ended June 30, 2022 and 2021, respectively, and $1.1 million and $1.6 million for the six months ended June 30, 2022 and 2021, respectively. The decrease is related primarily to a decrease in professional services revenue.

Underwriting Expenses
Acquisition costs for the three months ended June 30, 2022 were $335,000 compared to $955,000 for the three months ended June 30, 2021, respectively, and represent commissions paid to retail agents who sell insurance policies.

Other underwriting expenses for the three months ended June 30, 2022 and 2021 were $4.9 million and $3.6 million, respectively. Offsets related to COVID-19 related federal benefits reduced expenses by approximately $590,000 during second quarter 2021. Atypical legal and other expenses, primarily related to our previously announced senior note exchange and related activities represented approximately $1.1 million of the increased expenses in 2022. Salary and benefits and other normal course operating expenses, excluding costs related to financing and the Company’s headquarters building which is held for sale, were 25% lower year-over-year. We anticipate a sale of the headquarters building via auction later in 2022.

Results of Operations
Atlas had net loss of $5.0 million and $9.2 million during the three and six months ended June 30, 2022, respectively, compared to net income of $659,000 and net loss of $1.9 million during the three and six months ended June 30, 2021, respectively. Loss per common share diluted was $0.29 and $0.53 for the three and six months ended June 30, 2022, respectively, compared to net income per common share diluted of $0.06 and net loss per common share diluted of $0.17 for the three and six months ended June 30, 2021, respectively.

Mr. Wollney concluded, “Our team will continue to focus on efficiently managing our operations as we undertake proactive work toward growing our go-forward lines of business. Recent industry statistics, which serve as leading indicators of demand for our business, continue to be encouraging. We believe that Atlas is well positioned to build on the foundation we’ve established and will leverage our expertise and infrastructure developed over many years. We believe that both our ‘traditional’ managing agency infrastructure as well as our proprietary digital Insurtech platform, optOnTM, are valuable assets that can be scaled significantly over time to create value for our customers, partners, shareholders, and other stakeholders.”

Conference Call Details
Atlas will discuss these results in a conference call on Friday, August 12, 2022, at 8:30 a.m. ET.

Participant Dial-In Numbers
(United States): 877-407-9753
(International): 201-493-6739

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas". An accompanying slide presentation will be available in .pdf format via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations prior to the call.

Webcast
The call will also be simultaneously webcast over the Internet via the Investor Relations section of Atlas’ website or by clicking on the conference call link:
https://event.choruscall.com/mediaframe/webcast.html?webcastid=ITTqRFCU

Exhibit 99.1
A transcript of the call will be archived on the Company’s website.

Filings with the SEC
The Company’s filings, including its most recent Quarterly Report on Form 10-Q for the period ended June 30, 2022, can be accessed through the Securities and Exchange Commission (“SEC”) database. These filings are also available in the SEC Filings section of the Company’s website at www.atlas-fin.com.

About Atlas Financial Holdings, Inc.
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs and limousine/livery (including full-time transportation network company drivers) and business auto. Atlas’ specialized infrastructure is designed to leverage analytics, expertise and technology to efficiently and profitably provide insurance solutions for independent contractors, owner operators and other smaller accounts.

The Company’s strategy is focused on leveraging its MGA operation, AGMI, and its insurtech digital platform, optOn. For more information about Atlas, please visit www.atlas-fin.com, www.agmiinsurance.com, and www.getopton.com.

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K. No forward-looking statement can be guaranteed, including, without limitation, statements regarding the Company’s anticipated ability to recapture its prior volume of business and to expand. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Company Contact:	Investor Relations Contact:
Atlas Financial Holdings, Inc.	The Equity Group Inc.
Scott Wollney, CEO	Karin Daly, Vice President
847-700-8600	212-836-9623
swollney@atlas-fin.com	kdaly@equityny.com

Exhibit 99.1
Atlas Financial Holdings, Inc.
Condensed Consolidated Statements of Financial Position

($ in ‘000s, except for share and per share data)	June 30, 2022	December 31, 2021
Assets	(unaudited)
Cash and cash equivalents	$1,857	$2,274
Restricted cash	1,395	3,637
Premiums receivable (net of allowance of $225 and $225)	9,193	11,397
Intangible assets, net	923	983
Property and equipment, net	1,801	2,503
Right-of-use asset	24	237
Notes receivable	18,017	18,017
Credit facility fee, net	19	584
Other assets	1,030	1,053
Assets held for sale	7,500	7,500
Total assets	$41,759	$48,185
Liabilities
Premiums payable	$10,277	$13,593
Lease liability	24	224
Due to deconsolidated affiliates	19,091	19,957
Notes payable, net	36,682	33,102
Other liabilities and accrued expenses	6,563	6,811
Total liabilities	$72,637	$73,687
Commitments and contingencies (see Note 7)
Shareholders' Deficit
Ordinary voting common shares, $0.003 par value, 800,000,001 shares authorized, shares issued: June 30, 2022 - 17,652,839 and December 31, 2021 - 15,052,839; shares outstanding: June 30, 2022 - 17,652,839 and December 31, 2021 - 14,797,334	$53	$45
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: June 30, 2022 and December 31, 2021 - 0	—	—
Additional paid-in capital	83,883	83,086
Treasury stock, at cost: 0 and 255,505 shares of ordinary voting common shares at June 30, 2022 and December 31, 2021, respectively	—	(3,000)
Retained deficit	(114,814)	(105,633)
Accumulated other comprehensive income, net of tax	—	—
Total shareholders' deficit	$(30,878)	$(25,502)
Total liabilities and shareholders' deficit	$41,759	$48,185

See accompanying Notes to Condensed Consolidated Financial Statements.

Exhibit 99.1
Atlas Financial Holdings, Inc.
Condensed Consolidated Statements of Operations

Condensed Consolidated Statements of Operations
($ in ‘000s, except for share and per share data)	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Commission income	$639	$1,791	$1,472	$3,484
Net realized gains (losses)	—	(1,477)	1	(1,465)
Other income	360	925	1,112	1,561
Total revenue	999	1,239	2,585	3,580
Acquisition costs	335	955	914	1,849
Other underwriting expenses	4,892	3,614	9,419	7,096
Amortization of intangible assets	30	97	60	195
Forgiveness of Paycheck Protection Program loan	—	(4,601)	—	(4,601)
Interest expense, net	772	514	1,373	1,083
Total expenses	6,029	579	11,766	5,622
(Loss) income from operations before income taxes	(5,030)	660	(9,181)	(2,042)
Income tax benefit	—	—	—	—
(Loss) income from continuing operations	(5,030)	660	(9,181)	(2,042)
Income (loss) from discontinued operations, net of tax	—	(1)	—	151
Net (loss) income	$(5,030)	$659	$(9,181)	$(1,891)

Basic net (loss) income per share attributable to common shareholders
Continuing operations	$(0.29)	$0.06	$(0.53)	$(0.17)
Discontinued operations	—	—	—	0.01
Net (loss) income	$(0.29)	$0.06	$(0.53)	$(0.16)
Diluted net (loss) income per share attributable to common shareholders
Continuing operations	$(0.29)	$0.06	$(0.53)	$(0.17)
Discontinued operations	—	—	—	0.01
Net (loss) income	$(0.29)	$0.06	$(0.53)	$(0.16)
Basic weighted average common shares outstanding	17,499,492	12,047,334	17,233,225	12,035,560
Diluted weighted average common shares outstanding	17,499,492	12,047,334	17,233,225	12,035,560

Condensed Consolidated Statements of Comprehensive (Loss) Income
Net (loss) income	$(5,030)	$659	$(9,181)	$(1,891)

Other comprehensive loss:
Changes in net unrealized investment losses	—	(9)	—	(22)
Reclassification to net loss	—	(1)	—	(159)
Other comprehensive loss	—	(10)	—	(181)
Total comprehensive (loss) income	$(5,030)	$649	$(9,181)	$(2,072)

See accompanying Notes to Condensed Consolidated Financial Statements..